Exhibit 10.1
Nanometrics
FY11 EXECUTIVE PERFORMANCE BONUS PLAN
Plan Summary
The 2011 Executive Performance Bonus Plan (the “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and the appropriate upside opportunity to reward outstanding performance.
The Executive Management Bonus Plan is structured to provide an incentive to management for performance against the Board of Directors approved Annual Operating Plan, (AOP). The total bonus opportunity is expressed as a percentage of the executive's base salary as approved by the Board of Directors, and is divided into 3 discrete components; Revenue, Non-GAAP Operating Income and a Discretionary Component.
Plan Period
This Plan is effective for the fiscal year period from January 2, 2011 through December 31, 2011.
Eligible Positions
The Company's Chief Executive Officer (CEO), Chief Operating Officer (COO) and the Chief Financial Officer (CFO) are eligible to participate in the Plan.
Program Payments
Bonus payments, based on performance during the Plan Period, will be paid within 90 days following January 1, 2012. Bonus calculations are based on paid base salary for the applicable Plan Period. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year. A participant must be a regular, active employee of the Company on the date of the payout in order to receive payment.
Target Bonus at Annual 100% Board Based Plan Achievement
Target bonuses are established as follows; CEO, 75%, COO, 70% as a percent of base salary for each Plan participant. (Note: CFO is not established at this time)
Plan Operation
Each individual Executive's actual bonus payment amount will be based on achievement against three discrete components; Annual Operating Plan, (AOP) Revenue Target and Annual Operating Plan, (AOP) Non-GAAP Operating Income Target as well as a Discretionary Component. The final bonus payments for each Plan participant, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation Committee. The final bonus for the CEO will be determined by the company's Board of Directors.
Bonus Calculation
A description of the basis, components and scaling factor against performance follows.
Weighting of Target Bonuses

40% of Target Bonus based on Annual Operating Plan, (AOP) Revenue Target
40% of Target Bonus based on Non-GAAP Annual Operating Plan, (AOP) Non-GAAP Operating Income Target
0%-20% of Target bonus shall be based on Compensation Committee discretion.
Bonus Determination Summary
AT Annual Operating Plan: Executives will receive 80% of their Target Bonus (40% for revenues and 40% for non-GAAP operating income). The final 20% shall be based discretionary determined by the Compensation Committee. Each element, (i.e. Revenue, non-GAAP Operating Income, and the Discretionary component) of the bonus objective will be treated independently. Maximum award under this Plan will be 3 times the Target Bonus for each element the discretionary component which remains at 0%- 20% of the total Bonus Target Percentage.
ABOVE Annual Operating Plan: The revenue bonus opportunity will increment 2% for every 1% percent above the AOP Revenue Target, up to a maximum of 120%. The non-GAAP operating income bonus opportunity will increment 4% for every 3% above the AOP non-GAAP operating income achievement target, up to a maximum of 120%.
BELOW Annual Operating Plan: The revenue bonus opportunity will decrement 1% for every 1% percent below the AOP revenue target, down to 80% of plan. No portion of the Revenue component of the bonus opportunity will be awarded for revenues below 80% of the AOP revenue target. The non-GAAP operating income bonus opportunity will decrement 0.5% for every 1% below plan, down to 60% of plan. No portion of the non-GAAP Operating Income bonus opportunity will be awarded below 60% of the AOP non-GAAP operating income target.
Plan Maximum: The Plan limits cap the revenue and non-GAAP operating income bonus opportunities at 3 times the target bonus percentages. The 0%-20% discretionary component remains fixed.
General Provisions
The Compensation Committee (or the independent members of the Company's Board of Directors, within the meaning set forth in Section 162(m) (the “Independent Directors”)) shall be the Plan Administrator. The Compensation Committee (or the Independent Directors) shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan.
This Plan shall be construed, administered and enforced by the Compensation Committee (or the Independent Directors), in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation Committee (or the Independent Directors) may at any time alter, amend or terminate the Plan, subject to the requirements of Section 162(m).

Summary Table

Below Plan
Plan	60%	70%	80%	90%	100%
Revenue Component	—	—	20%	30%	40%
Non-GAAP Operating Income Component	20%	25%	30%	35%	40%

Above Plan
Plan	100%	121%	130%	139%	140%	160%
Revenue Component	40%	82%	100%	118%	120%	120%
Non-GAAP Operating Income Component	40%	68%	80%	92%	93%	120%